Exhibit 21

NAME	JURISDICTION OF INCORPORATION

Bronto Skylift Holding OY	Finland
Bronto Skylift Oy Ab	Finland
Dayton Progress Canada, Ltd.	Ontario, Canada
Dayton Progress Corporation	Ohio
Dayton Progress GmbH	Germany
Dayton Progress International Corporation	Ohio
Dayton Progress — Perfuradores, LDA	Portugal
Dayton Progress, S.A.S.	France
Dayton Progress (U.K.), Ltd.	United Kingdom
Elgin Sweeper Company	Delaware
E-ONE Canada, Ltd.	Alberta, Canada
E-ONE, Inc.	Delaware
Federal APD, Inc.	Michigan
Federal Signal Credit Corporation	Delaware
Federal Signal Environmental Products China (HK) Ltd	Hong Kong
Federal Signal of Europe B.V.	Netherlands
Federal Signal Tool (Asia Pacific) Ltd.	China
Federal Signal Tool (Dongguan) Company Ltd.	China
Federal Signal U.K. Holdings, Ltd.	United Kingdom
Federal Signal VAMA, S.A.	Spain
Guzzler Manufacturing, Inc.	Alabama
IEES B.V.	Netherlands
Jetstream of Houston, Inc.	Texas
Jetstream of Houston, LLP	Texas
Leach Company, Inc.	Wisconsin
Nippon Dayton Progress K.K.	Japan
NRL Corp.	Alberta, Canada
Pauluhn Electric Manufacturing Company	New York
Pauluhn Electric Manufacturing Company, LLP	Texas
P.C.S. Company	Michigan
Ravo International (Van Raaij Holdings BV and its subsidiaries)	Netherlands
Vactor Manufacturing, Inc.	Illinois
Victor Industrial Equipment PTY Ltd.	South Africa
Victor Products, Ltd.	United Kingdom
Victor Products USA Inc.	Delaware
Wittke, Inc.	Alberta, Canada